As filed with the Securities and Exchange Commission on February 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

COLLECTORS UNIVERSE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0846191
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1610 East Andrews Place, Suite 150, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

COLLECTORS UNIVERSE, INC.
2017 EQUITY INCENTIVE PLAN

(Full title of the plan)

Joseph J. Orlando, Chief Executive Officer

Collectors Universe, Inc.

1610 East Andrews Place, Suite 150, Santa Ana, California 92705

(Name and address of agent for service)

(949) 567-1234

(Telephone number, including area code, of agent for service)

Copy to:

Ben A. Frydman, Esq.

Stradling Yocca Carlson & Rauth, a Professional Corporation

660 Newport Center Drive, Suite 1600, Newport Beach, California 92660

(949) 725-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value	400,000 shares	$18.51	$7,404,000	$922.00

(1)

This registration statement on Form S-8 (this “Registration Statement”) covers shares of common stock, par value $0.001 (“Common Stock”), of Collectors Universe, Inc. (the “Registrant”) available for issuance under the Collectors Universe, Inc. 2017 Equity Incentive Plan (the “2017 Plan”). Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2017 Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

The aggregate offering price for the 400,000 shares of Common Stock registered hereby which may be issued under the 2017 Plan is estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(h)(1), on the basis of the price of securities of the same class as determined in accordance with Rule 457(c), using the average of the high and low prices, as reported by NASDAQ, of the Common Stock on February 8, 2018, which was $18.51 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the individuals who participate in the 2017 Plan in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents, which have been filed by Collectors Universe, Inc. (referred to herein as the “Registrant,” the “Company,” “our,” “we” or “us”) with the Commission, are incorporated herein by this reference:

(a)     The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017, as filed with the Commission on August 31, 2017;

(b)     The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 30, 2017 from our Definitive Proxy Statement on Schedule 14A, as filed with the Commission on October  26, 2017;

(c)     The Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, as filed with the Commission on November 2, 2017;

(d)     The Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, as filed with the Commission on February 7, 2018;

(d)     All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in paragraph (a) above, other than reports furnished under Item 2.02 or Item 7.01 of Form 8-K and the exhibits furnished with such Form 8-K reports that are related to those Items; and

(e)     The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed under Section 12 of the Exchange Act on November 1, 1999, including any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than reports furnished under Item 2.02 or Item 7.01 of Form 8-K and the exhibits furnished with those Form 8-K reports that are related to those Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. For purposes of this Registration Statement, any statement in a document incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in this Registration Statement or any later filed documents modify or supersede a statement in such earlier document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Ben A. Frydman, who is the secretary of the Company, is a shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation, which provides legal services to the Company. Mr. Frydman owns a total of 20,582 shares of the Company’s common stock. Other shareholders of Stradling Yocca Carlson & Rauth own a total of 3,450 shares of the Company’s common stock.

Item 6.     Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL also provides that a corporation (i) may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and (ii) must reimburse a successful defendant for expenses, including attorney’s fees, actually and reasonably incurred, and (iii) permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides, however, that indemnification may not be made for any claim, issue or matters as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

The Company’s Second Amended and Restated Bylaws (“Bylaws”) provide that the Company will indemnify its directors and officers and may indemnify its employees and other agents to the fullest extent permitted by the DGCL. The Company believes that indemnification under its Bylaws covers at least negligence and gross negligence by indemnified parties, and permits the Company to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the indemnified party to repay such advances if it is ultimately determined that the indemnified party is not entitled to indemnification. The Company maintains liability insurance for its officers and directors.

In addition, the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) provides that, pursuant to the DGCL, its directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty to the Company and its stockholders. This provision of the Certificate of Incorporation does not eliminate the directors’ fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under the DGCL. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under the DGCL. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Company has entered into separate indemnification agreements with its directors and officers. These agreements require the Company, among other things, to indemnify them against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of the Company), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Exemption from Registration Claimed.

Not Applicable.

Item 8.     Exhibits.

Exhibit No.	Description of Exhibit

3.2

Amended and Restated Certificate of Incorporation.  Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the Commission on January 19, 2005.

3.2.1

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.2.1 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the Commission on January 19, 2005.

3.3.1

Second Amended and Restated Bylaws as adopted and effective February 27, 2015. Incorporated by reference to Exhibit 3.3A to the Company’s Current Report on Form 8-K filed with the Commission on March 4, 2015.

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the Signature Page of the Registration Statement).

99.1	The Collectors Universe, Inc. 2017 Equity Incentive Plan. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on October 26, 2017.

Item 9.     Undertakings.

(a)     We hereby undertake:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.     To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

2.     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on February 8, 2018.

COLLECTORS UNIVERSE, INC.

By:	/s/ JOSEPH J. ORLANDO
Joseph J. Orlando, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Joseph J. Orlando, David G. Hall and Joseph J. Wallace and each them, individually, as his or her attorneys-in-fact, with full power and authority, including full power of substitution, for the undersigned to sign, in any and all capacities, any amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to do any and all acts and things for and in name of the undersigned which such attorneys-in-fact, or any of them, individually, may deem necessary or advisable to enable Collectors Universe, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, and does hereby ratify and confirm all that any of said attorneys-in-fact, or any of their substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the respective capacities and on the dates indicated below.

Signature	Title	Date

/s/ JOSEPH J. ORLANDO	Chief Executive Officer and Director	February 8, 2018
Joseph J. Orlando	(Principal Executive Officer)

/s/ JOSEPH J. WALLACE	Chief Financial Officer (Principal Financial and	February 8, 2018
Joseph J. Wallace	Accounting Officer)

/s/BRUCE A. STEVENS	Chairman of the Board and Director	February 8, 2018
Bruce A. Stevens

/s/DAVID G. HALL	President, Chief Operating Officer and Director	February 8, 2018
David G. Hall

/s/A. CLINTON ALLEN	Director	February 8, 2018
A. Clinton Allen

/s/ROBERT G. DEUSTER	Director	February 8, 2018
Robert G. Deuster

/s/DEBORAH A. FARRINGTON	Director	February 8, 2018
Deborah A. Farrington

/s/JOSEPH R. MARTIN	Director	February 8, 2018
Joseph R. Martin

/s/A. J. BERT MOYER	Director	February 8, 2018
A. J. “Bert” Moyer

/s/VAN D. SIMMONS	Director	February 8, 2018
Van D. Simmons

S-1

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

3.2

Amended and Restated Certificate of Incorporation.  Incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the Commission on January 19, 2005.

3.2.1

Certificate of Amendment to Amended and Restated Certificate of Incorporation. Incorporated by reference to Exhibit 3.2.1 to the Company’s Registration Statement on Form S-3 (File No. 333-122129), filed with the
Commission on January 19, 2005.

3.3.1

Second Amended and Restated Bylaws as adopted and effective February 27, 2015. Incorporated by reference to Exhibit 3.3A to the Company’s Current Report on Form 8-K filed with the Commission on March 4, 2015.

5.1	Opinion of Stradling Yocca Carlson & Rauth, a Professional Corporation.

23.1	Consent of Grant Thornton LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Stradling Yocca Carlson & Rauth, a Professional Corporation (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (included on the Signature Page of the Registration Statement).

99.1	The Collectors Universe, Inc. 2017 Equity Incentive Plan. Incorporated by reference to Appendix A to the Company’s Definitive Proxy Statement filed with the Commission on October 26, 2017.

E-1